Exhibit 11.1

        LSI LOGIC CORPORATION
  CALCULATION OF EARNINGS PER SHARE
  (In thousands, except per share amounts)
  (Unaudited)


  				 Three Months Ended    Six Months Ended
           		             June 30,              June 30,
                                   1997      1996       1997     1996
Primary Earnings Per Share

Net income                     $ 45,799   $ 46,496   $ 84,206  $ 88,780
Average common and common
equivalent shares:
     Average commoon shares
       outstanding 	        141,418    129,019    129,506   129,106
     Dilutive options             3,577      2,605      9,473     2,641
                                144,995    131,624    138,979   131,747

Earnings per common and
common equivalent share        $   0.32   $   0.35   $   0.61  $   0.67


Fully Diluted Earnings Per Share

Net income                     $ 45,799   $ 46,496   $ 84,206  $ 88,780
Interest expense on convertible
subordinated debt, net of
	tax effect                   -       1,542      1,279     3,083

Adjusted net income            $ 45,799   $ 48,038   $ 85,485  $ 91,863

Average common and common equivalent
shares on a fully diluted basis:
     Average common shares
	outstanding             141,418    129,019    129,506   129,106
     Convertible subordinated
	debt              	      -     11,735     11,735    11,735
     Dilutive options             3,580      2,605      3,227     2,645
                                144,998    143,359    144,468   143,486

Fully diluted earnings per common
and common equivalent share    $   0.32   $   0.34   $   0.60  $   0.64


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